June 6, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: Authorization to Sign Rule 16 Forms

    I am a Vice Chairman of General Electric Company ("GE") and, until further written notice, I hereby indiVidually authorize Michael R. McAlevey (GE's Vice President and Chief Corporate, Securities &
Finance Counsel), Elizabeth Nemeth (GE's Corporate and Securities Counsel), Christoph Pereira (GE's Corporate and Securities Counsel), and Eliza W. Fraser (GE's Associate Corporate Counsel) to sign on my behalf any Form 4, Form 5 or related form that I have filed or may file hereafter in connection with my direct or indirect beneficial ownership of General Electric Company securities, and to take any other action of any type whatsoever in connection with the foregoing which in his or her opinion may be of benefit to, in the best interest of, or legally required by me.


Very truly yours,


S/Michael A. Neal
Michael A. Neal



STATE OF NEW YORK
                    ) ss
COUNTY OF NEW YORK


Subscribed and sworn to before me on this the 6th of June, 2008.

s/William V. Knight
WILLIAM V. KNIGHT III
NOTARY PUBLIC, State of New York
My commission expires January, 27, 2011